Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-284961 of New Era Helium Inc. of our report dated March 31, 2025 relating to the consolidated financial statements, as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, which appears in this Form 10-K.

/s/ WEAVER AND TIDWELL, L.L.P.

Midland, Texas

March 31, 2025